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EXHIBIT 5

April 12, 2002

Direct Dial (213) 229-7000	Client No. C 72986-00012

Park Place Entertainment Corporation
3930 Howard Hughes Parkway
Las Vegas, Nevada 89109

Re:	Park Place Entertainment Corporation Registration of 7 7/8% Senior Subordinated Notes due 2010

Ladies and Gentlemen:

        We have acted as counsel to Park Place Entertainment Corporation, a Delaware corporation (the "Issuer"), in connection with the registration of up to $375,000,000 in aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2010 (the "Exchange Securities") by the Issuer on a registration statement on Form S-4 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on April 12, 2002 (the "Registration Statement"). The Exchange Securities will be issued pursuant to an indenture, a copy of which is filed as an exhibit to the Registration Statement, between the Issuer and Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), dated as of March 14, 2002 (the "Indenture"). Terms defined in the Indenture and not otherwise defined herein are used herein as therein defined.

I.

        In connection with the opinions herein expressed, we have reviewed the Registration Statement relating to the registration of the Exchange Securities. In addition, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

  i.
  the Indenture;

  ii.
  the Registration Rights Agreement dated as of March 14, 2002 (the "Registration Rights Agreement") among the Issuer and the purchasers named therein; and

  iii.
  such other documents, corporate records, and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth herein.

        The documents described under the foregoing clauses (i) and (ii), together with the Exchange Securities, are referred to herein as the "Operative Documents".

        In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied upon the certificates of officers of the Issuer or certificates obtained from public officials.

        Further, we have assumed with your permission that:

  a)
  The signatures on all documents examined by us are genuine, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

  b)
  Each of the parties to the Operative Documents (other than the Issuer, as to which this assumption does not apply) is validly existing in good standing under the laws of its state of organization and has all requisite power and authority to execute, deliver and perform its obligations under each of the Operative Documents to which it is a party, and the execution and delivery of such Operative Documents by such party and performance of its obligations thereunder have been duly authorized by all necessary action on the part of such party and do not violate any law, regulation, order, judgment or decree applicable to such party;

  c)
  The Operative Documents are legal, valid and binding obligations of each party thereto (other than the Issuer, as to which this assumption does not apply), enforceable against it in accordance with their respective terms;

  d)
  The proceeds from the sale of the Initial Securities will be applied as set forth in the Offering Memorandum; and

  e)
  We have assumed for purposes of this opinion that the proceedings taken and proposed to be taken by the Issuer in connection with the authorization and issuance of the Exchange Securities will be timely completed in the manner presently proposed and terms of such issuance will otherwise be in compliance with law.

II.

        Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Exchange Securities, when authenticated by the Trustee and executed and delivered by the Issuer in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

        The foregoing opinion is subject to the following exceptions, qualifications, assumptions and limitations:

        A.    We are admitted to practice in the State of New York. Although we are not admitted to practice in the State of Delaware, we are familiar with the Delaware General Corporation Law (the "DGCL"), and have made such investigation thereof as we deemed necessary for the purpose of rendering the opinion contained herein. This opinion is limited to the present laws of the United States of America, the State of New York and the DGCL, and to present judicial interpretations and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of any future change in such laws or any interpretation thereof or such facts.

        B.    Our opinion is subject to the following exceptions, limitations and qualifications: (1) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors' generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers); (2) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law, including without limitation concepts of materiality, reasonableness, good faith and fair dealing; (3) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (4) the unenforceability of any provision requiring the payment of attorney's fees, except to the extent that a court determines such fees to be reasonable.

III.

        The opinion expressed in section II above is solely for your benefit in connection with the transactions contemplated by the Operative Documents and is not to be used for any other purpose, or, circulated, quoted or otherwise referred to for any purpose, without, in each case, our written permission; provided, however, that we consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included therein.

Very truly yours, GIBSON, DUNN & CRUTCHER LLP

BDK/BCB/MAS

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  EXHIBIT 5